Exhibit 10.4

MINING CLAIMS AGREEMENT

This Mining Claims Agreement (this “Agreement”) is effective as of July 25, 2017 (the “Effective Date”), among CuMo Molybdenum Mining Inc., a Nevada corporation, whose address is 608 Front Street, Mina, Nevada, 89442, Western Geoscience Inc., a Nevada corporation, whose address is 608 Front Street, Mina, Nevada, 89442, and Thomas Evans, an unmarried individual, residing at 608 Front Street, Mina, Nevada, 89442 (“SELLER”), and Idaho CuMo Mining Corporation, a Idaho corporation, [address] (sometimes referred to below as “Idaho CuMo”) and American CuMo Mining Corporation, a British Columbia corporation, [address] (“CuMo”) (Idaho CuMo and CuMO are collectively referred to below as “BUYER”). SELLER and BUYER are each referred to individually as a “Party” and collectively as the “Parties.”

Recitals

A.	SELLER owns certain unpatented mining claims in Boise County, Idaho, as more particularly described IS the “Property” in Exhibit A;

B.	SELLER agrees to transfer the net smelter return royalty interest established by that certain OPTION TO PURCHASE AGREEMENT made and entered into effective October 13, 2004;

C.	SELLER agrees renounce any other claims or rights as conveyed on the underlying property option agreement dated October 13, 2004, and its amendment dated January 14, 2005; and

D.	SELLER desires to grant to BUYER and BUYER, subject to satisfaction of certain contingencies as are set forth herein, and release of provided opt out provisions, desires to acquire (i) an exclusive right to evaluate the Property and (ii) a right to purchase from SELLER the Property.

In consideration of the covenants and agreements in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

Agreement

ARTICLE 1

DEFINITIONS: INTERPRETATION

1.1.	Definitions. As used in this Agreement, the following capitalized terms have the following meanings given:

“Acquired Assets” means tools, equipment, machinery, supplies, fixtures, buildings, structures and other assets (but excluding any Data), purchased, developed or otherwise acquired in connection with Exploration, Development and Related Work conducted by BUYER during the Final Due Diligence Period by incurring Exploration and Development Expenses.

“Adverse Consequences” mean with respect to a Person, claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements and expenses (including reasonable attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or nature against, suffered or incurred by the Person.

“Affiliate” means with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the subject Person. As used in this definition, the term “control” means (a) with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of the entity through the legal or beneficial ownership of voting securities or the right to appoint managers, directors or corporate management, or by contract, operating agreement, voting trust or otherwise, and (b) with respect to a natural person, the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise.

“Annual Period” means each calendar period of 365 days (or 366 days during a calendar period that includes February 29th) commencing on the Effective Date and each subsequent anniversary of the Effective Date and ending on May I of the next calendar year.

“Business Day” means any day on which federally chartered banks are generally open for business in Idaho.

“Confidential Information” means Data and Other information that is applicable to the Property and that is developed or made available to a Party by the other Party under this Agreement.

“Data” means (a) all records, information and data relating to title to the Property or environmental conditions at or pertaining to the Property, and (b) all maps, assays, surveys, technical reports, drill logs, samples, mine, mill, processing and smelter records, and metallurgical, geological, geophysical, geochemical, and engineering data, and interpretive reports derived therefrom, relating to the Property.

“Development” means all preparation (Other than Exploration) for the removal and recovery of Products, including pre-stripping, stripping and the construction Or installation of a mill, leach facilities, or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products, and all related Environmental Compliance.

“Environmental Compliance” means actions taken in connection with activities or operations on the Property to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Property or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation Or restoration of the Properly; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

“Environmental Liabilities” means any and all Adverse Consequences (including liabilities for studies, testing Or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties Or fines) arising out of, based on or resulting from (a) the presence, release, threatened release, discharge or emission into the environment of any Hazardous Materials existing or arising on, beneath or above the Property or emanating, migrating or threatening to emanate or migrate from the Property to off-site Property, (b) physical disturbance of the environment, or (c) the violation or alleged violation of any Environmental Laws.

“Existing Data” means all Data in SELLER’s possession or reasonably available to SELLER as of the Effective Date.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including drilling required after discovery of potentially commercial mineralization, and all related Environmental Compliance.

“Force Majeure Event” means, with respect to BUYER, any cause, condition, event or circumstance, whether foreseeable or unforeseeable, beyond its reasonable control, including the following to the extent beyond its reasonable control: (a) labor disputes (however arising and whether or not employee demands are reasonable or within BUYER’s power to grant), (b) the inability to obtain on reasonably acceptable terms any governmental permit Or authorization or private license, consent or other authorization, and any actions or inactions by any governmental authorities or private third parties that delay or prevent the issuance or granting of any permits or other authorization required to conduct Exploration, Development and Related Work beyond the reasonable expectations of BUYER, including (i) the failure to complete any review and analysis required by the National Environmental Policy Act or any similar state law within twelve (12) months of initiation of that process, and (ii) an appeal of the issuance of a permit or authorization that revokes, suspends or curtails the right under the permit or authorization to conduct Operations, (c) changes in Law, and instructions, requests, judgments and orders of governmental authorities, (d) curtailments or suspensions of activities to remedy or avoid an actual or alleged, present or prospective violation of Environmental Laws, (e) acts of terrorism, acts of war, and conditions arising out of or attributable to terrorism or war, whether declared or undeclared, (t) riots, civil strife, insurrections and rebellions, (g) fires, explosions and acts of God, including earthquakes, storms, floods, sink holes, droughts and other adverse weather conditions, (h) delays and failures of suppliers to supply, or of transporters to deliver, materials, parts, supplies, services or equipment, (i) contractors’ or subcontractors’ shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services, G) accidents, (k) breakdowns of equipment, machinery or facilities, (l) actions by native rights groups, environmental groups, or other similar special interest groups, and (m) other causes, conditions, events and circumstances, whether similar or dissimilar to the foregoing, beyond its reasonable control.

“Hazardous Materials” means any substance: (a) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law, (b) that is defined as a “hazardous waste,” “hazardous substance,” “extremely hazardous substance” or “pollutant” or “contaminant” under any Environmental Law; (c) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law; (d) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent Property Or poses or threatens to pose a hazard to the health or safety of natural persons on or about the property; (e) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (f) that contains PCBs, asbestos or urea formaldehyde foam insulation; in each case subject to exceptions provided in applicable Environmental Laws.

“Law” means all applicable federal, state, local, municipal, tribal and foreign laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“Person” means a natural person, corporation, joint venture, partnership, limited liability partnership, limited partnership, limited liability limited partnership, limited liability company, trust, estate, business trust, association, govemmental authority or other entity.

“Products” means all ores, minerals and mineral deposits or mineral substances ofevery kind or character located in, on or under the Property.

“Property” means the Property described in Exhibit A, together with all water and water rights, easements and rights-of-way, and other appurtenances attached to or associated with the Property.

“SELLER Indemnified Parties” means SELLER and its Affiliates, and their respective directors, officers, employees and agents.

“BUYER Indemnified Parties” means BUYER and its Affiliates, and their respective directors, officers, employees and agents.

1.2	Interpretation. In interpreting this Agreement, except as otherwise indicated in this Agreement or as the context may otherwise require, (a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether Or not they are in fact followed by those words or words of similar import, (b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this Agreement, including the Appendix Or Exhibits, and not to any particular Article, Section, or Other subdivision ofthis Agreement Or Appendix or Exhibit to this Agreement, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement (including this Agreement) or other document are to the agreement or document as amended, modified, supplemented, and restated now or from time to time in the future, (f) references to any Law are to it as amended, modified, supplemented, and restated now or from time to time in the future, and to any corresponding provisions of successor Laws, (g) except as otherwise expressly provided in this Agreement, references to an “Article,” “Section,” “preamble,” “recital,” or another subdivision, or to the “Appendix” or an “Exhibit,” are to an Article, Section, preamble, recital or subdivision of this Agreement, or to the “Appendix” or an “Exhibit” to this Agreement, (h) references to any Person include the Person’s respective successors and permitted assigns, (i) references to “dollars” Or “S” shall mean the lawful currency of the United States, (j) references to a “day” or number Of “days” (without the explicit qualification Of “Business”) refer to a calendar day or number of calendar days, (k) if interest is to be computed under this Agreement, it shall be computed on the basis of a 360-day year of twelve 30-day months, (l) if any action or notice is to be taken or given on or by a particular calendar day, and the calendar day is not a Business Day, then the action or notice may be taken or given on the next succeeding Business Day, and (m) any financial Or accounting terms that are not otherwise defined herein shall have the meanings given under GAAP.

ARTICLE 2

GRANT OF RIGHTS AND CLOSING

2.1.	Rights Granted. SELLER hereby grants to BUYER the exclusive right to enter upon the Property to conduct final technical and legal due diligence for a period of 30 (thirty) days from the Effective Date regarding the Property, title, and other matters solely at the discretion of BUYER (the “Final Due Diligence Period”) and the right to purchase the

2.2.	Acquisition of the Property. Upon completion of the Final Due Diligence Period, determined at BUYER’s sole and absolute discretion, BUYER shall have the right, but not the obligation, to immediately purchase the Property and acquire and receive from SELLER the Property. BUYER shall promptly give notice to SELLER of its decision to purchase the Property.

2.2.1.	Within 10 days after the receipt of BUYER’s notice:

2.2.1.1.	The Parties shall arrange a closing at a date and location mutually convenient to them, but no later than July 31 , 2017 (the “Closing Date”).

2.2.1.2.	No less than two Business Days prior to the Closing Date, SELLER shall execute and deliver to BUYER drafts of conveyances of the Property, pursuant to a special warranty Deed in a form mutually agreed to by the Parties and suitable for recording under applicable Idaho law.

2.2.2.	On the Closing Date:

2.2.2.1.	SELLER shall deliver to Idaho CuMo:

2.2.2.1.1.	Duly executed transfers of all right, title and interest in and to the Property in the special warranty Deed form mutually agreed to by the Parties and suitable for recording under applicable Idaho law in favor of BUYER or its nominee; and

2.2.2.2.	SELLER shall deliver to CuMo:

2.2.2.2.1.	The net smelter return royalty established by Section 5.3 of that certain OPTION TO PURCHASE AGREEMENT made and entered into effective October 13, 2004.

2.2.2.3.	BUYER shall deliver to SELLER:

2.2.2.3.1.	Five Hundred Thousand Dollars (USS500,000.00);

2.2.2.3.2.	2,500,000 common shares of American CuMo Mining Corporation. Individual certificates to be distributed to SELLER pursuant to its direction with said certificates to be delivered within one week of TSX-V exchange approval of the transaction and BUYER’ s receipt of all right, title and interest in and to the Property and net smelter return royalty as specified in Sections 2.2.2.1.1 and 2.2.2.2.1 above; and

2.2.2.3.3.	A 7-year term silver convertible debenture valued at US$1,000,000. The debenture pays 8.5% interest annually which is paid semi-annually on July 31 and December 31 of each year. A subscription agreement and promissory note can be found in appendix B and C attached.

2.3.	Taxes. Fees and Expenses. Each Party shall be solely responsible for the payment of all taxes applicable to it in connection with the purchase and sale of the Property and shall pay its respective legal, accounting and other professional fees and expenses incurred by it in connection with the negotiation and settlement of this Agreement, the completion of the transactions contemplated hereby and the other matters pertaining hereto. SELLER declares that this Agreement is intended to be interpreted by applicable United States taxing authorities as the sale of a capital asset qualifying for long term capital gains tax treatment.

2.4.	Lesser Interest. If SELLER owns an interest in the Property which is less than the entire and undivided estate in the Property, the amounts payable under this Agreement, including but not limited to the Production Royalty payments, shall be reduced proportionately in accordance with the nature and extent of SELLER’ s interest so that the amounts due shall be paid to SELLER only in the proportion that SELLER’s interest bears to the entire and undivided estate in the Property.

2.5.	Geological and Other Data. Upon execution of this Agreement, SELLER shall make available to BUYER all Existing Data, and BUYER, at its expense, may copy any such Existing Data. SELLER makes no representation or warranty as to the accuracy, reliability or completeness of any such Existing Data, and BUYER shall rely on the same at its sole risk.

ARTICLE 3

RIGHTS OF BUYER AND OTHER ARRANGEMENTS DURING THE FINAL DUE DILIGENCE PERIOD

3.1	BUYER’s Rights. During the Final Due Diligence Period, BUYER’s rights shall include the following:

3.1.1	BUYER may carry out such operations at the Property as it may, in its sole discretion, and at its sole expense, determine to be warranted. During the Final Due Diligence Period, BUYER shall have no right to remove Products from the Property, except for the purpose of bulk sampling or testing, pilot plant or other test operations.

3.1.2	BUYER’s rights shall include all other rights necessary or incident to or for its performance of its operations hereunder, including, but not limited to the authority to apply for all necessary permits, licenses and other approvals from the United States Of America, the State of Idaho, or any Other governmental or other entity having regulatory authority over any part of the Property.

3.2	Changes to the Mining Law. The Parties are aware that the mining Laws of the United States or the State Of Idaho pertaining to unpatented mining claims and mill sites or activities thereon may be amended or new laws may be enacted during the Final Due Diligence Period. In that event, BUYER shall have the right (but not the obligation) of maintaining the rights and obligations of SELLER in and to the Claims and the lands covered thereby pursuant to those new or amended Laws, subject to this Agreement and to the extent allowable, including the right to convert the Claims, in the name of SELLER, to any new property rights that may be created, and all of the terms and conditions of this Agreement shall apply to such new property rights. SELLER agrees to cooperate with BUYER in this regard.

ARTICLE 4

OBLIGATIONS OF BUYER DURING THE FINAL DUE DILIGENCE PERIOD

4.1.	Compliance with Laws. BUYER shall conduct and perform all of its operations at the Property during the Final Due Diligence Period in substantial compliance with all valid and applicable Laws, including Environmental Laws and all Laws pertaining to social security, unemployment compensation, wages and hours and conditions of labor, and BUYER shall defend, indemnify and hold the SELLER Indemnified Parties harmless from and against any Adverse Consequences arising out of or resulting from BUYER’s failure to comply with any such Laws.

4.2.	Conduct of Operations by BUYER at the Property. All work that may be performed by BUYER under this Agreement shall be performed in a good, workmanlike and efficient manner, in accordance with sound mining and Other applicable industry standards and practices, and all governmental permits and authorizations pertaining to the Property; provided however, that the timing, nature, manner and extent of any Exploration, Development and Related Work shall be in the sole discretion of BUYER, and there shall be no implied covenant to begin or continue any such operations or activities.

4.3.	Inspection. During the Final Due Diligence Period, SELLER and its authorized agents, at SELLER’s sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with BUYER’ s safety rules and regulations, and in a reasonable manner so as not to interfere with BUYER’ s operations, to enter upon the Property for the purpose of confirming that BUYER is conducting its operations in the manner required by this Agreement. SELLER shall indemnify, defend and hold the BUYER Indemnified Parties harmless from and against all Adverse Consequences arising out Of or resulting from any death, personal inj ury or property damage sustained by SELLER, or its employees or agents while in or upon the Property (whether or not pursuant to this Section 4.3), except to the extent the death, injury or damage is caused by BUYER’s gross negligence or willful misconduct. If requested by BUYER, SELLER, its agents and employees shall confirm in writing their waiver of claims against BUYER in connection with any such access to the Property.

4.4.	Taxes. During the Final Due Diligence Period, BUYER shall be responsible for payment of all taxes and assessments levied or assessed upon or against the Property and any facilities or improvements located thereon; provided, however, that BUYER shall not be responsible for any such payments for which SELLER receives notices of due dates and fails to timely forward copies of such notices to BUYER.

4.5.	Liens and Encumbrances. BUYER shall keep the title to the Property free and clear of all liens and encumbrances resulting from Exploration, Development and Related Work under this Agreement; provided, however, that BUYER may refuse to pay any claims asserted against it that it disputes in good faith. At its sole cost and expense, BUYER shall contest any suit, demand Or action commenced to enforce such a claim and, if the suit, demand or action is decided by a court or other authority of ultimate and final jurisdiction against BUYER or the Property, BUYER shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale Or loss Of the Property or any part thereof.

4.6.	Claim Maintenance Fees and Maintenance of Title to Unpatented Mining Claims. BUYER shall perform all required assessment work and pay all claim maintenance fees required to be paid during the Final Due Diligence Period in order to maintain the unpatented mining claims comprising the Property in good standing, and make all required filings and recordings associated therewith. BUYER shall not be liable for the loss of any of the unpatented mining claims comprising the Property, whether through third party relocation, governmental action or operation of law, resulting from any defect in title (including failure to adhere to the required location procedures or claim maintenance requirements) not created by BUYER.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

5.	Representations and Warranties of Seller. SELLER represents and warrants to BUYER as of the Effective Date as follows, and covenants that these representations and warranties will be true and correct throughout the Final Due Diligence Period and Closing Date:

5.1.	Power. SELLER has the requisite power and authority (i) to enter into this Agreement and all other agreements contemplated by this Agreement to be entered into by SELLER, and (ii) to carry out and perform its obligations under this Agreement and all other agreements contemplated by this Agreement to be entered into by SELLER.

5.2.	Organization. SELLER is made up of individuals duly qualified to conduct business in Idaho.

5.3.	Authorization. Assuming valid execution and delivery by BUYER, this Agreement is, and when executed and delivered by SELLER all other agreements contemplated by this Agreement to be entered into by SELLER will be, legal, valid, and binding obligations of SELLER enforceable against SELLER in accordance with their respective terns. The execution, delivery and performance of this Agreement and all such other agreements by SELLER will not violate any provision of Law, any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which SELLER is a party or by which its Property or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. To the best of SELLER’s knowledge there is no Law, nor is there any judgment, decree or order of any court or governmental authority binding on SELLER that would be contravened by the execution, delivery, performance, or enforcement by it of this Agreement or any other agreement contemplated by this Agreement to be entered into by SELLER. Notwithstanding the foregoing, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

5.4.	Royalties. There are no royalties Or Other burdens on production affecting the Property other than the net smelter return royalty established by Section 5.3 of that certain OPTION TO PURCHASE AGREEMENT made and entered into effective October 13, 2004, to be assigned to CuMo pursuant to the terms of this Agreement.

5.5.	Permits and Licenses. SELLER has obtained all permits, licenses, approvals, authorizations and qualifications of all federal, state and local authorities required for it to carry on its operations at or on the Property. To the best of its knowledge, SELLER is not in violation Of and has no liability (other than liability for compliance with existing permits and laws, including but not limited to performance of reclamation) under any statute, rule or regulation of any governmental authority applicable to the Property.

5.6.	Title to the Property.

5.6.1.	SELLER represents that, to the best Of its knowledge, it is in exclusive possession ofand has good and marketable title to the Property and that it has not pledged, conveyed or otherwise assigned (or agreed to pledge, convey or otherwise assign) any interest in the Property to any third party. With respect to each of the unpatented mining claims comprising the Property, SELLER represents that, to the best of its knowledge, subject to the paramount title of the United States of

5.6.1.1.	the Claims were properly located and monumented, to best of sellers knowledge, on ground open to appropriation by mineral location;

5.6.1.2.	location notices and certificates were properly posted and recorded for each of the Claims;

5.6.1.3.	all filings and recordings required to maintain the Claims in good standing through the Effective Date, including evidence of proper performance of annual assessment work or payment of required claim maintenance fees, have been timely and properly made in the appropriate governmental offices;

56.1.4.	assessment work, performed reasonably and in good faith in accordance with accepted industry practice, which SELLER believes was sufficient to satisfy the requirements for holding the Claims was performed through the assessment year ending September 1, 1992; and

5.6.1.5.	all required annual claim maintenance fees and other payments necessary to maintain the Claims through the assessment year ending September 1, 2017, have been timely and properly made. SELLER makes no representation or warranty as to the existence of a discovery of valuable minerals with respect to any of the Claims.

5.6.2.	SELLER represents and warrants that the Property are free and clear of all liens and encumbrances including any lease, right or license, except taxes not yet due and payable, arising by, through or under SELLER and, to the best of its knowledge, any other third party.

5.6.3.	Environmental Compliance. To the best of SELLER’s knowledge, there is no condition or activity at the Property that constitutes a nuisance or which would result in a violation of or liability under any applicable Environmental Law. SELLER has not received any notice of violation or any consent order issued under applicable federal, state or local laws, orders, regulations, directives or restrictions concerning protection of the environment and health and safety to which the Property or SELLER’s operations thereon are now subject or may become subject. There are no pending or, to the best of SELLER’S knowledge, threatened proceedings by or before any court or other governmental authority, arbitrator or arbitration panel with respect to operations on or the ownership of the Property alleged to be, or to have been, in violation of, or to be the basis of liability under, any Environmental Law, and SELLER is not aware of any “release” (as defined in the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended) Of any Hazardous Materials at, from or affecting the Property.

5.6.4.	Material Contracts and Commitments. SELLER has performed all material obligations required to be performed by it under any contracts and commitments affecting the Property to which it is a party, and is not in default, and will not be in default as a result of the consummation of the transactions contemplated by this Agreement, under any contract, agreement, commitment, mortgage, indenture, loan agreement, lease, license, or other instrument to which it is a party. True and correct copies of all such agreements and commitments, as amended, have been provided to BUYER.

5.6.5.	Legality. To the best of its knowledge, SELLER is not in material violation of any Law, including those relating to zoning, condemnation, mining, reclamation, environmental matters, equal employment, and federal, state, or local health and safety Laws, the lack of compliance with which could materially adversely affect the Property.

5.6.6.	Litigation and Claims. There are no actions, suits or proceedings pending or, to the best of SELLER’s knowledge, threatened against or affecting the Property, including any actions, suits, or proceedings being prosecuted by any federal, state or local department, commission, board, bureau, agency, or instrumentality. To the best of its knowledge, SELLER is not subject to any order, writ, injunction, judgment or decree of any court or any federal, state or local department, commission, board, bureau, agency, or instrumentality that relates to the Property.

5.6.7.	Consents. To the best of its knowledge, SELLER has obtained all consents, approvals, authorizations, declarations, or filings required by or under any federal, state, local, or other authority, stock exchange or any other third party whether by way of a contract with SELLER or otherwise in connection with the valid execution, delivery, and by SELLER of this Agreement and the consummation of the transactions contemplated by this Agreement.

5.6.8.	Taxes. All federal, state and local excise, property and other taxes and assessments pertaining to or assessed against the Property have been timely and properly paid.

5.6.9.	Brokerage Or Finder’s Fee. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by SELLER in such manner as not to give rise to any valid claim against BUYER or any other third party for a brokerage commission, finder’ s fee, or other fee or commission arising by reason of the transactions contemplated by this Agreement.

5.6.10.	Representations. No statements, warranties, or representations made by SELLER herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were or will be made, not misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

6.	Representations and Warranties of BUYER. BUYER represents and warrants to SELLER as of the Effective Date as follows, and covenants that these representations and warranties will be true and correct throughout the Final Due Diligence Period and Closing Date:

6.1	Organization and Standing. BUYER is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Idaho, and duly qualified to conduct business in Idaho.

6.2.	Power. BUYER has the requisite corporate power and authority (i) to enter into this Agreement and all other agreements contemplated by this Agreement to be entered into by BUYER, and (ii) to carry out and perform its obligations under this Agreement and all other agreements contemplated by this Agreement to be entered into by BUYER.

6.3.	Authorization. All requisite corporate action on the part of BUYER, and its officers, directors, and shareholders, necessary for the execution, delivery, and performance of this Agreement and all other agreements contemplated by this Agreement to be entered into by BUYER, have been taken. Assuming valid execution and delivery by SELLER, this Agreement is, and when executed and delivered by BUYER all other agreements contemplated by this Agreement to be entered into by BUYER will be, legal, valid, and binding obligations of BUYER enforceable against BUYER in accordance with their respective terms. The execution, delivery and performance of this Agreement and all such other agreements by BUYER will not violate any provision of Law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which BUYER is a party or by which its Property or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. To the best of BUYER’s knowledge there is no Law, nor is there any judgment, decree or order of any court or governmental authority binding on BUYER that would be contravened by the execution, delivery, performance, or enforcement by it of this Agreement or any other agreement contemplated by this Agreement to be entered into by BUYER.

Notwithstanding the foregoing, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

6.4.	Brokerage or Finder’s Fee. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BUYER in such manner as not to give rise to any valid claim against SELLER or any other third party for a brokerage commission, finder’ s fee, Or Other fee Or commission arising by reason of the transactions contemplated by this Agreement.

6.5.	Representations. No statements, warranties or representations made by BUYER herein contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statement made in light of the circumstances under which such statements were made or will be made, not misleading.

ARTICLE 7

NOTICES

7.	Notices. All notices given in connection with this Agreement shall be in writing to the applicable address below, and shall be given (i) by personal delivery or recognized international overnight courier, (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All notices shall be effective and shall be deemed delivered (a) if by personal delivery or by overnight courier, on the date of delivery if delivered before 5:00 p.m. local destination time on a Business Day, otherwise on the next Business Day after delivery, (b) if by electronic communication on the Business Day after receipt of the electronic communication, and (c) if solely by mail, on the Business Day after actual receipt. A Party may change its address by notice to the other Party.

7.1.	If to BUYER:

Idaho CuMo Mining
Company American
CuMo Mining Corp.
638 Milbank
Vancouver, BC V5Z 4B7

Attention:	Shaun Dykes
Phone:	1-604-520-6511
Email:	sdykes@cumoco.com

7.2.	If to SELLER:

CuMo Molybdenum Mining Inc.
Western Geoscience Inc.
Thomas Evans 608 Front Street,
p.o Box 408
Nevada, 89442

Attention:	Thomas Evans
Phone:	1-775-573-2525
Email:	geowest@hughes.net

ARTICLE 8

INDEMNIFICATION

8.1	BY SELLER. SELLER shall defend, indemnify and hold harmless the BUYER Indemnified Parties from and against any and all Adverse Consequences arising out of or related to (i) any breach by SELLER of any representation, covenant or warranty of SELLER in this Agreement, and (ii) any activities conducted on or in connection with the Property before the Effective Date, and (iii) any activities conducted by or on behalf of SELLER on or in connection with the Property during the Final Due Diligence Period.

8.2	By BUYER. BUYER shall defend, indemnify and hold harmless the SELLER Indemnified Parties from and against any and all Adverse Consequences arising out of or related to (i) any breach by BUYER of any representation, covenant or warranty of BUYER in this Agreement, (ii) any activities conducted by or on behalf of BUYER on or in connection with the Propel-ty during the Final Due Diligence Period, including, without limitation, Adverse Consequences relating to claims and demands of third Persons for injury to or death of natural persons or damage to property arising out of or resulting from any Exploration, Development and Related Work conducted by BUYER at the Property during the Final Due Diligence Period, except as to damages sustained by SELLER while on the Property.

8.3	Notification. Any Party who has a claim giving rise to indemnification liability under this Agreement (an “Indemnified Party”) that results from a claim by a third party or otherwise shall give prompt notice to the Other Party (the “Indemnifying Party”) of the claim, together with a reasonable description of the claim. Failure to provide such notice shall not relieve a Party of any of its indemnification obligations except to the extent the other Party is materially prejudiced by the failure. With respect to any claim by a third party against any Party to this Agreement that is subject to indemnification under this Agreement, the Indemnifying Party shall be afforded the opportunity, at its expense, to defend or settle the claim if it utilizes counsel reasonably satisfactory to the Indemnified Party, and promptly commences the defense of the claim and pursues the defense with diligence; provided, however, that the Indemnifying Party shall secure the consent of the Indemnified Party to any settlement, which consent shall not be unreasonably withheld. The Indemnified Party may participate in the defense of any claim at its expense, and until the Indemnifying Party has agreed to defend the claim, the Indemnified Party may file any motion, answer or other pleading or take such other action as it deems appropriate to protect its interests or those of the Indemnifying Party. If an Indemnifying Party does not elect to contest any third-party claim, the Indemnifying Party shall be bound by the results obtained by the Indemnified Party, including any settlement of the claim.

ARTICLE 9

TERM AND TERMINATION

9.	Term and Termination. This Agreement shall remain in effect during the Final Due Diligence Period, after which if BUYER does not acquire the Property it will terminate automatically, unless it is sooner terminated as a result of the purchase of the Property by BUYER or under the provisions of this Article 9.

9.1.	Termination by BUYER. BUYER shall have the right to terminate, surrender and relinquish this Agreement at any time during the Final Due Diligence Period by giving written notice to SELLER of such election.

9.2.	Termination by SELLER. In the event of a material default under this Agreement by BUYER, SELLER shall give BUYER written notice specifying the particular default or defaults asserted, and, in the case of a default other than with respect to the payment of money, BUYER shall have 30 days after the receipt of the notice (or if BUYER disputes the existence of the material default, 30 days after the entry by a court of competent jurisdiction of a judgment finding such a default) within which either to cure, or to undertake diligent efforts to cure, the specified defaults. In the event of such a cure (or the commencement of diligent efforts to cure) by BUYER, this Agreement shall continue in full force and effect as though no default had occurred. In the event such curative action is not so completed or diligent efforts to cure such defaults are not undertaken within the applicable 30-day period and thereafter diligently pursued to completion, SELLER may elect to terminate this Agreement by written notice to BUYER under Section 7.1. In the case of a default by BUYER relating to the payment of money to SELLER, Or to any third party as required under this Agreement, BUYER shall have 10 Business Days after receipt of notice Of such default to cure the same, failing which SELLER may elect to terminate this Agreement by written notice to BUYER under Section 7.1.

9.3.	Effect of Termination. Upon termination of this Agreement under Section 9.1 or 9.2, BUYER shall have no further liability or obligations under this Agreement or with respect to the Property, except with respect to the obligations set forth in Sections 2.3 (but only to the extent the same have accrued but not yet been performed), 4.1, 8.2, 9.4, 9.5, and 9.6, and SELLER shall have no further liability or obligations under this Agreement, except with respect to the obligations set forth in Sections 4.4, 8.1 and 9.4.

9.4.	Data. As soon as practicable upon the termination of this Agreement, if BUYER has not purchased the Property, BUYER shall return to SELLER copies of all Existing Data or other Data furnished to BUYER by SELLER. At such time, BUYER shall make available to SELLER for examination and copying all Data developed by BUYER with respect to the Property during the Final Due Diligence Period and not previously made available to SELLER; provided, however, that BUYER shall have no obligation to make any interpretive data or reports developed by it or on its behalf available to SELLER if such interpretive data or reports are proprietary to or constitute trade secrets of BUYER. BUYER makes no representation or warranty as to the accuracy, reliability or completeness of any such Data made available to SELLER, and SELLER shall rely on the same at its sole risk.

9.5.	Release. Upon termination of this Agreement during the Final Due Diligence Period, if BUYER has not purchased the Property, BUYER shall, at the written request of SELLER, provide SELLER with a written release, in the nature of a quitclaim deed or similar document in recordable form, of its rights hereunder with respect to the Property.

9.6.	Surrender of Possession and Removal of Equipment. Upon termination of this Agreement, if BUYER has not purchased the Property, BUYER shall surrender possession of the Property, subject to the condition that BUYER shall have the right at any time within one year after such surrender or termination of this Agreement to remove all BUYER owned tools, equipment, machinery, supplies, fixtures, buildings, structures and other assets erected or placed on such property by BUYER. Title to any such BUYER not removed within the time period set forth above shall, at the election of SELLER, pass to SELLER.

ARTICLE 10

MISCELLANEOUS

10.1.	Confidentiality. Subject to Section 10.1. I each Party shall keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except (i) to the extent that disclosure to a third party is required by Law, (ii) information that, at the time of disclosure, is generally available to the public (other than as a result of a breach of this Agreement or any other confidentiality agreement to which such Person is a party or of which it has knowledge), as evidenced by generally available documents or publications, and (iii) information that was in the disclosing Party’s possession before the Effective Date (as evidenced by appropriate written materials) and was not acquired directly or indirectly from the other Party.

10.1.1.	Notwithstanding Section 10.1 Confidential Information may be disclosed without consent to (i) a consultant, contractor, subcontractor, officer, director or employee of a Party or any of their respective Affiliates that has a bona fide need to be informed of the Confidential Information, (ii) any third party to whom the disclosing Party contemplates a permitted transfer of its interest in the Property or this Agreement, (iii) any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to Or an investment in the disclosing Party, or (iv) in connection with a press release or public announcement under Section 10.2.

10.1.2.	As to any disclosure under clause (i), (ii) or (iii) of Section 10.1.1 (i) the disclosing Party shall give notice to the other Party concurrently with the making of the disclosure, (ii) only such Confidential Information as the recipient has a legitimate business need to know shall be disclosed, (iii) the recipient shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Party is obligated under Section 10.1, and (iv) the disclosing Party shall be responsible and liable for any use or disclosure by any such recipient that would constitute an impermissible use or disclosure by the disclosing Party.

10.1.3.	A Party shall continue to be bound by Section 10.1 until the earlier of (i) the date that is 2 years after the termination of this Agreement, and (ii) the purchase of the Property by BUYER.

10.2.	Public Announcements. Any Party may issue any press release or make any public disclosure concerning this Agreement or any Confidential Information that it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities or the publicly traded securities of any of its Affiliates; provided that if a Party intends to issue such a press release or make such a disclosure, it shall use commercially reasonable efforts to advise the other Party before issuing the press release or making the disclosure. Except as provided in the previous sentence, no Party or any of its Affiliates shall issue any press release or make any public announcement relating to this Agreement or any Confidential Information without the prior written approval of the other Party.

10.3.	Headings. The subject headings of the Articles, Sections and subsections of this Agreement and the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

10.4.	Waiver. Except for waivers specifically provided for in this Agreement, rights under this Agreement may not be waived except by an instrument in writing signed by the Party to be charged with the waiver. The failure of a Party to insist on the strict performance Of any provision of this Agreement or to exercise any right, power or remedy upon a breach of this Agreement shall not constitute a waiver of any provision of this Agreement or limit the Party’s rights thereafter to enforce any provision or exercise any right.

10.5.	Amendment. No amendment, restatement, modification, or supplement of or to this Agreement shall be valid unless it is made in a writing duly executed by each Party, which writing specifically indicates that it is amending, restating, modifying or supplementing this Agreement.

10.6.	Severability. If at any time any covenant or provision contained in this Agreement is deemed in a final ruling of a court or other body of competent jurisdiction to be invalid or unenforceable, such covenant or provision shall be considered divisible and shall be deemed immediately amended and reformed to include only such portion of such covenant or provision as such court or other body has held to be valid and enforceable. Such covenant or provision, as so amended and reformed, shall be valid and binding as though the invalid or unenforceable portion had not been included in this Agreement.

10.7.	Force Majeure. The obligations of BUYER shall be suspended to the extent and for the period that performance is prevented in whole or in part by a Force Majeure Event. BUYER shall promptly give notice to SELLER of the Force Majeure Event and the suspension of performance, stating in the notice the nature of and the reasons for the Force Majeure Event and its estimated duration. BUYER shall resume performance as soon as reasonably possible.

10.8.	Rules of Construction. Each Party acknowledges that it has been represented by counsel during the negotiation, preparation and execution of this Agreement. Each such Party therefore waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the drafter of the agreement or document.

10.9.	Governing Law. This Agreement, and the rights and liabilities Of the Parties under this Agreement, shall be governed by and interpreted in accordance with applicable federal Laws and the Laws of the State of Idaho.

10.10.	Waiver of Jury Trial: Consent to Jurisdiction. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, ARISING UNDER OR RELATING TO THIS AGREEMENT OR OPERATIONS ON THE PROPERTY, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION 10.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT IRREVOCABLY TO WAIVE A TRIAL BY JURY. Each party agrees and consents to be subject to the exclusive jurisdiction of the Federal and State courts located in the State of Idaho and their appellate courts in any action or proceeding seeking to enforce any provision of or based on any right arising under or relating to this Agreement.

10.11.	Further Assurances. Each Party agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

10.12.	No Third Party Beneficiaries. Except to the extent specifically provided in this Agreement with respect to the SELLER Indemnified Parties and the BUYER Indemnified Parties (who are express third party beneficiaries of this Agreement solely to the extent provided in this Agreement), this Agreement is for the sole benefit of the Parties, and no other Person (including any creditor of any Party), is intended to be a beneficiary of this Agreement or shall have any rights under this Agreement. No Person (including any third party beneficiary) other than a Party shall have the right to approve any amendment or modification of, or waiver under, this Agreement.

10.13.	Entire Agreement. This Agreement contains the entire understanding Of the Parties with respect to the subject matter of this Agreement, and supersedes all prior agreements, negotiations and understandings relating to the subject matter of this Agreement.

10.14.	Parties in Interest; Assignment: This Agreement shall inure to the benefit of the permitted successors and permitted assigns of the Parties, and shall be binding upon the successors and assigns of the Parties (whether or not permitted). The rights, powers, privileges, and interests of a Party under this Agreement shall not be assigned, transferred, pledged or encumbered in whole or in part by either Party, without the prior written consent of the non-assigning Party, which consent shall not be unreasonably withheld or delayed; provided however, that any Person to whom any rights, powers, privileges or interests under this Agreement are assigned shall agree in writing to be bound by all the terms and conditions of this Agreement.

10.15.	Other Business Opportunities. This Agreement is, and the rights and obligations of the Parties are, strictly limited to the matters provided for in this Agreement. Each party shall have the free and unrestricted right to independently engage in and receive the full benefits Of any and all business ventures Of any sort whatever, whether or not competitive with the matters contemplated hereby, without consulting the other or inviting Or allowing the other to participate therein. The doctrines of “corporate opportunity” or “business opportunity” shall not be applied to any Other activity, venture, or operation Of either party, whether adjacent to, nearby, or removed from the Property, and neither Party shall have any obligation to the other with respect to any to acquire any interest in any property outside the Property at any time, or within the Property after termination Of this Agreement, regardless Of whether the incentive or opportunity of a Party to acquire any such property interest may be based, in whole or in part, upon information learned during the course Of operations or activities under this Agreement.

10.16.	No Implied Covenants. No implied term, covenant, condition or provision of any kind whatsoever shall affect any Party’s rights and obligations under this Agreement, including rights and obligations with respect to exploration, development, mining, processing and marketing of minerals, and the only terms, covenants, conditions Or provisions that shall in any way affect the Parties’ respective rights and obligations shall be those expressly set forth in this Agreement.

10.17.	No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, nor to create any fiduciary relationship between them. The Parties do not intend to create, nor shall this Agreement be construed to create, any mining, commercial, tax or other partnership. Neither Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party, except as Otherwise expressly provided in this Agreement.

10.18.	Memorandum for Recording. Simultaneous with the execution of this Agreement, the Parties agree to execute for recording purposes a written Short Form of Exploration and Development Agreement, suitable for recording in the State of Idaho, setting forth the basic terms and conditions of this Agreement as necessitated by Idaho Law.

10.19.	Counterparts. This Agreement may be executed in multiple counterparts, and all such counterparts taken together shall constitute the same document.

10.20.	Rule Against Perpetuities. Any right to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the Effective Date of this Agreement.

[Signatures On Next Page]

The Parties have executed this Agreement to be effective for all purposes as of the Effective Date.

Sellers:

CuMo Molybdenum Mining Inc.

By:	/s/ Thomas Evans	Date: 7/6/17
Thomas Evans, President

Western Geosciences Inc.

By:	/s/ Thomas Evans	Date: 7/6/17
Thomas Evans, President

Thomas Evans

By:	/s/ Thomas Evans	Date: 7/6/17
Thomas Evans

NOTARIZED ACKNOWLEDGEMENTS SELLERS

State of Nevada	County of Mineral

On this 6 of July, 2017, before me, a Notary Public in and for said county and state, personally appeared Thomas Evans, known to me and who acknowledged that he executed the attached Mining Claims Agreement.

/s/ Tammy Hamrey
[Notary Seal]	Notary Public

My commission Expires 9/10/19

Buyers:

Idaho CuMo Mining Corporation

By:	/s/ Shaun Dykes	Date: July 18, 2017
Shaun Dykes
President

American CuMo Mining Corporation

By:	/s/ Shaun Dykes	Date: July 18, 2017
Shaun Dykes
President

NOTARIZED ACKNOWLEDGEMENTS BUYER

Province of British Columbia	City of Coquitlam

On this 18 of July, 2017, before me, a Notary Public in and for said county and state, personally appeared Shaun Dykes, known to me and who acknowledged that he executed the attached Mining Claims Agreement.

/s/ James L. Robinson
[Notary Seal]	Notary Public

My commission Expires [British Columbia Notary Public]

EXHIBIT A

Properly Description

1. Property

Claims in name of CuMo Molybdenum Mining Inc.

Claim	BLMID	County
CUMO#I	188031	201255
CUMO#2	188032	201256
CUMO#3	188033	201257
CUMO#4	188034	201258
CUMO#S	188035	2012S9
CUMO#6	188036	201260
CUMO#7	188037	201261
CUMO#8	188038	201262
CUMO#62	188205	202147
CUMO-/163	188206	202148
CUMO#64	188207	202149
CUMO #65 FRACT.	188208	202150
CUMO#66	188209	202151
CUMO #67 FRACTION	188210	202152
CUMO #68 F’RACT.	188211	202153
CUMO#69FR.	188212	202154
CUMO #70 F’RACT.	188213	202155
CUMO#71	188214	202156
CUMO#7Z	188215	202157
CUMO#73	188216	202158
CUMO#74	188217	202159
CUMO#75	188218	202160
CUMO#76	188219	202161
CUMO#77	1882.20	202162
CUMO#78	188221	202163
CUMO#79	188222	202164
CUMO#80	188223	20216S
CUMO#81	188224	202166
ClJM0#82	188225	202167
CUMO#83	188226	202168
CUMO#84	188227	202169
CUMO#85	188228	202271
CUMO#86	188229	2022n
CUMO#87	188230	202273
CUMO#88	188231	202274

Claim	BLMID	County
CUMO#89	188232	202275
CUMO#90	188233	202276
CUMO#91	188234	202277
CUMO#92	188235	202278
CUMO#93	188236	202279
CUMO#94	188237	202281
CUMO#95	188238	202282
CUMO#98	188239	202366
CUMO#99	188240	202367
CUMO#IOO	188241	202368
CUMO#I0I	188242	202369
CUMO#107 Fraction	188244	202371
CUMOlil09	188246	202373
CUMO#l21	188258	202283
CUMO #122	188259	202284
CUMO#123	188260	202285
CUMO#l24	188283	202286
CUMO#l2S	188261	202287
CUMO#l26	188262	202288
CUMO#l27	188263	202289
CUMO#!28	188264	202290
CUMO#132	188268	202294
CUMO#133	188269	202295
CUMO#l34	188270	202296
CUMO#135	188271	202297
CUMO#136	188272	202298
CUMO#137	188273	202299
CUMO #138	188274	202300
CUMO #139	188275	202301
CUMO#l40	188276	202302
CUMO#l41	188277	202303
CUMO#142	188278	202304
CUMO#143	188279	202305
CUMO #)44	188280	202306
CUMO#145	188281	202307

Claim	BLMIO	County	Claim	SLM ID	County
CUMO#l46	188282	202308	CUMO#l61	188491	202322
CUMO#147	188284	202309	CUMO #176 FRACT.	188306	202324
CUMO#l48	188285	202310	CUMO #177 FRACT.	188307	202325
CUMO “149 FRACT.	188286	202311	CUMO#178	188308	202326
CUMO#l50	188257	202312	CUMO#l79	188309	202327
CUMO # I5I FRACT.	188287	202313	CUMO#180	188310	202328
CUMO#152	188288	202314	CUMO i-181	188311	202329
CUMO#l53	188289	202315	CUMO #182 FRACT.	188312	202330
CUMO#l54	188290	202316	CUMO #183FRACT.	I 88313	202331
CUMO#l55	188291	202317	CUMO#l84	188314	202332
CUMO#l56	188292	202318	CUMO#l85	188315	202333
CUMO#157	188293	202319	CUMO#186	188316	202334
CUMO#158	188294	202320	CUMO #187	188317	202335
CUMO#159	188295	202323	CUMO #188FRACT.	188318	202336
CUMO#l60	188486	202321

Claims In name of Western Geoscience Inc.

Claim	BLMIO	County	Claim	BLMID	County
NEWCUMO#9	187938	199561	NEWCUMO#36	187965	199586
NEWCUMO#I0	187939	199562	NEWCUMO#37	187966	199587
NEWCUMO#II	187940	199563	NEWCUMO#38	187967	199588
NEWCUMO#l2	187941	199564	NEWCUMO#39	187968	199589
NEWCUMO#l3	187942	199565	NEWCUMO#40	187969	199590
NEWCUMO#14	187943	199566	NEWCUMO#41	187970	199591
NEWCUMO#l5	187944	199567	NEWCUMO#42	187971	199592
NEWCUMO#16	187945	199568	NEWCUMO#43	187972	199593
NEWCUMO#l7	187946	199569	NEWCUMO#44	187973	199594
NEWCUMO#l8	187947	199570	NEWCUMO#45	187974	199595
NEWCUMO#l9	187948	199571	NEWCUMO#46	187975	199596
NEW Cl/MO #20	187949	1995n	NEWCUMO1147	187976	199597
NEWCUMO#21	187950	199573	NEWCUMO#48	187977	199598
NEWCUMO#22	187951	199574	NEIVCUMO#49	187978	199599
NEWCUMO#23	187952	199774	NEWCUMO/150	187979	199600
NE\VCUMO#24	187953	199775	NEWCUMO#51	187980	199601
NEWCUMO#25	181954	199575	NEWCUMO#52	187981	199602
NEWCUMO#26	187955	199576	NEWCUMO#S3	187982	199603
N’EW CUMO #27	187956	199577	NEWCUMO#S4	187983	199604
N’EWCUMO#28	187957	199578	NEW CUMO #55	187984	199605
NEWCUMO#29	187958	199579	NEW CUMO1156	187985	199606
NEWCUMO#J0	187959	199580	NEWCUMO#57	187986	199607
NEWCUMO#JI	187960	199581	NEWCUMO#58	187987	199608
NEWCUMO#32	187961	199582	NEWCUMO#59	187988	199609
NEW Cl/MO /f33	187962	199583	NEWCUMO#60	187989	199776
NEWCUMO#34	187963	199584	NEWCUMO#61	187990	199777
NEWCUMO#35	187964	199585